Exhibit 99.2

TELULAR CORPORATION, #4434567
TELULAR CORPORATION SECOND QUARTER 2011 EARNINGS CONFERENCE CALL
May 5, 2011, 4:30 PM ET
Chairperson: Joe Beatty (Mgmt.)

Operator:    Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Telular Corporation’s Second Quarter Earnings Conference Call.  During today's presentation, all participants will be in a listen-only mode and following the presentation, the conference will be opened for questions.  If would like to ask a question at that time, please press the star, followed by the one, on your touch-tone phone.  You may withdraw your question by pressing the star, two, and if you are on a speaker phone today, you will need to lift the handset before making your selection. As a reminder, today’s conference is being recorded, Thursday, the 5th of May, 2011.

I would now like to turn the conference over to Lauren Morea with The Blueshirt Group.  Please go ahead, ma’am.

Lauren Morea:    Thank you.  By now, everyone should have received a copy of the Company’s press release sent out this afternoon.  If you need a copy of the press release, please contact the Blueshirt Group at 212-331-8424.

On the line with us today from Telular’s management is Joe Beatty, President and Chief Executive Officer, and Jonathan Charak, Senior Vice President and Chief Financial Officer.

Before we begin, I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call and certain factors may cause actual results of performance to differ materially from what is implied by these forward-looking statements.  Please refer to the Company’s 10-K and other periodic filings with the Securities and Exchange Commission for a discussion of these factors.

At this point, I would like to turn the call over to Mr. Joe Beatty.

Joe Beatty:    Thanks, Lauren.  Good afternoon everyone.  We’re pleased with our second quarter 2011 results as we deliver Telguard unit sales in line with our guidance.  We continued to increase our higher margin service revenues.  We are excited about the growth in our TankLink business, especially combined with our recent acquisition of SMARTank assets.  We are now generating higher, more predictable recurring revenue and are seeing improved operating cash flow margins.  Our business continues to shift toward a recurring revenue model which provides us with greater visibility.  We continue to effectively manage our operating costs and generate cash and once again we’re distributing our regular quarterly dividend.  Looking ahead, we believe we are well positioned to generate increasing operating cash flow from our two lines of business, Telguard and TankLink, as we continue to expand our service offerings and grow our customer base.  I’ll go into more detail on our progress this quarter and our long-term strategy later on the call.

Now I’m going to turn the call over to Jonathan Charak, our CFO, to review the second quarter 2011 financials.

Jonathan Charak:    Thank you, Joe.  Good afternoon. For the second quarter of 2011, Telguard reported revenue of $12.5 million, pre-tax income of $1.5 million and adjusted net income of before non-cash items of $2.2 million.  Adjusted net income before non-cash items is a non-GAAP measure which adds back depreciation, amortization, stock-based compensation expense and non-cash income tax expenses to net income.  We use this measure internally to assess our ability to generate cash from operating a business.

In the second quarter of 2011, total recurring service revenue from both the Telguard and TankLink lines of business increased 14% over the prior year period to $7.8 million.  Also during the second quarter of 2011, we sold over 21,300 Telguard units, resulting in Telguard product sales of $3 million.  We also activated 20,700 new Telguard subscribers thought the total number Telguard subscribers decreased sequentially from 571,500 to approximately 568,600.  The decline in total subscribers was the result of a continuing account reconciliation projects by a major customer which resulted in the deactivation in current period of an unusually higher number of units.  Importantly, these out-of-period deactivated units were among the lowest revenue and margin-generating accounts as they belong to a major customer who receives favorable pricing due to volume.  Of the 23,500 total deactivations processed in the second quarter, approximately 17,000 were related to this reconciliation process.  We are aware of approximately 29,000 additional deactivations that remain from the most recent reconciliation file that are expected to be terminated during the third fiscal quarter.

Telguard service average revenue per unit, or ARPU, grew to $4.08 per month from $3.94 per month from the prior year’s period as the customer base is becoming diversified with an increasing number of small- and mid-sized dealers.  The average selling price per Telguard hardware unit was $141 for the period.

Turning to our TankLink business, this period included nearly a full quarter’s impact of the SMARTank line of business which was acquired on January 7th, 2011.  As expected, the benefits of dealing directly with the end user customers resulted in higher revenues with overall sales up 189% to $1.5 million from $520,000 in the prior year period.  TankLink’s service revenue which represented 53% of total TankLink revenues increased 129% over the prior year period from $352,000 to $805,000 and ARPU nearly doubled sequentially to $12.45.

Total billable tanks as of the end of the second quarter were flat sequentially at 19,900 due to the one-time adoption of a different counting methodology that became necessary when TankLink began billing customers directly rather than through the reseller.  TankLink product revenues included the sale of 1,300 tank monitoring units, resulting in TankLink product revenues of $711,000, up 313% over the prior year period.

Operating expenses for the second quarter were $4.5 million, up slightly from the prior year period.

Also during this quarter, the State of Illinois, which is home to our corporate headquarters, made a change to its income tax law by both raising the corporate income tax rate and by suspending the use of net operating loss carry-forwards, or NOLs, which Telular has previously relied upon to limit its state income tax liability.  Accordingly, we have established a new income tax strategy that we expect will limit the cash impact to Telular.  It was determined that these changes would further limit Telular’s ability to utilize the State NOLs, resulting in a decrease in the net value of that asset on our balance sheet which was recorded through the deferred tax provision in the second quarter.

For the second quarter in a row, the Company paid shareholders previously announced quarterly dividend of $0.10 per share of common stock.  Despite the dividend payments of $1.5 million as well as $2.3 million paid for the acquisition of SMARTank, our cash position remains strong at $9.4 million.  We expect to continue growing our cash balances notwithstanding the continuation of our dividend [inaudible].

Now, I would like to turn the call back over to Joe to go into a more detailed discussion of our business.

Joe Beatty:    Thanks, Jonathan.  I’m very pleased with the progress we continue to make in our two M2M businesses and the acceleration of service revenues.  We’ve been enhancing Telular’s portfolio with new feature developments and cutting edge technology products.  I spoke on our last call about the various new Telguard feature offerings recently announced or planned for announcement this year, including Telguard Interactive and Telguard Sole Path Fire, both of which are off to a great start.  In fact during the quarter, we announced that home security monitoring provider, Monitronics, launched our Telguard Interactive to its national dealer network as part of its enhanced service strategy.  The mobile app comes ready to activate with our residential cellular communicator product line, originally launched with the TG-1 Express and recently made available with the TG-1B and the TG-4, making it compatible with virtually all residential alarm panels.  This type of service is exactly what consumers are looking for, leading edge technology for today’s mobile lifestyle at an affordable price.  We share Monitronics’ vision in supporting dealers across the US with affordable services for consumers cutting the cord and relying on mobile for all forms of communication and security.  We have plans to announce a couple of other new Telguard features during the remainder of this year.  All told, we feel very good right now about Telguard’s competitive position and future growth.

In addition to solidifying our existing Telguard dealer relationships through feature enhancements, we’ve also been successful in our quest to diversify the customer base.  Our renewed emphasis on sales and marketing over the past year has allowed us to more directly reach our security dealer customers.  As a measure of success in this regard, our Telguard Advantage Dealer Program and other efforts have increased the number of active Telguard dealers by 32% over the past year.  We define active dealers as those who activated at least one Telguard unit during the prior three months.  We continue to track in line with our guidance of 15 to 25,000 Telguard units sold per quarter and our goal is for continued unit growth over time.

Perhaps the most significant item to highlight this quarter is the growth in TankLink revenue and contributions.  This is the result not only of the recent acquisition of SMARTank but also due to the successful integration of our original acquisition into this space two and a half years ago.  Since that time, TankLink has grown Tank’s Monitor and quarterly revenue by 44% and 94% respectively.  Operating cash flow from TankLink has grown from negative to strongly positive on an annualized basis as of this quarter.

The contribution to our results from the TankLink line of business demonstrates that we can successfully acquire, integrate and grow companies that fit within our market space.  Our business model is very similar to a SAAS company given our high percentage of recurring service revenue.  As a result, we have a high level of visibility into operating cash flow generation, thus supporting the reliability of our dividend.

Looking ahead, we are interested in additional M2M business lines which share this favorable economic model and are consistent with our vision of using communications networks to enable the remote monitoring of people and machines.

In conclusion, we’ve built a profitable business model and have two steady lines of business in the M2M space that are growing well.  We remain committed to sustaining profitability, growing our presence in the M2M wireless space and as you know, maximizing shareholder value.

And with that, I’d like to turn it over to the operator to coordinate any questions that you might have.

Operator:    Thank you, sir.  Ladies and gentlemen, we will now begin the question and answer session.  As a reminder, if you would like to ask a question, please press the star, followed by the one, on your touch-tone phone.  Again, you may withdraw your question by pressing star, two, and if you are using a speaker phone, you will need to lift the handset before making the selection.  Again, star, one, to ask a question at this time.  One moment, please.

And our first question comes from the line of Russ Silvestri with SKIRITAI Capital.  Please go ahead.

Joe Beatty:    Hi.

Russ Silvestri:    Hi, Joe.

Joe Beatty:    Hi, Russ.  How are you?

Russ Silvestri:    Pretty good; yourself?  I was trying to understand the tax rate situation.  Can you explain that to me again?  I mean he went over it but I didn’t quite get it in terms of what the State of Illinois is doing to you?

Jonathan Charak:    Yes, Russ, this is Jonathan.  The State of Illinois, as I said, raised the income tax rate from 7.3 to 9.5% and at the same time suspended temporarily—for us it would be four years—the use of NOLs which we had really effectively not been a taxpayer in the State of Illinois.  So we took immediate action and researched ways that we can minimize the impact of that and I really don’t want to get into the technical aspects of that strategy but as it relates to this quarter and with the large tax provision, it really amounts to the fact that we’re not going to utilize, we’re going to choose not to utilize as many of the NOLs that we previously that we would and so when we’re sort of revaluing that asset and effectively writing that down through an increased valuation allowance that resulted in an unusually large income tax provision, all of which was non-cash during the period.

Russ Silvestri:    So I guess do you expect to be paying cash taxes going forward or just in the State of Illinois or… ?

Jonathan Charak:    Right.  Well so we are going to be paying taxes to the State of Illinois and other states as we have and for federal purposes, we still have significant numbers of NOLs, over 100 million of NOLs.

Russ Silvestri:    Right.

Jonathan Charak:    So what we are telling people is that we can expect between a 5 and 6% overall cash income tax expense, at least for the near term.  That’s still obviously well below—for federal, we’re paying some small percentages for AMT and for states it’s going to be higher than it was because we are paying some Illinois taxes as compared to before when we weren’t.  But with our tax strategy which we’re taking to help minimize that, we still are expecting somewhere between 5 and 6% cash income tax expense, at least in the near term.

Russ Silvestri:    And if I can ask a second question related to TankLink, I think the company has been yours now for a little more than a year and the business is obviously growing nicely but can you kind of talk a little bit about what you think the total size of the market is and how deeply penetrated you are and really what the opportunity is, I guess, is a little bit more of what I’m…

Joe Beatty:    Sure.  You know there’s million of tanks, Russ.  We kind of divide the world of TankLink into petroleum-related products, chemicals and then there’s food additives as well that in tanks.  And the bottom line is there’s millions of tanks and only hundreds of thousands that monitors on them so we really view it as a greenfield battleground.  Our biggest enemy is the manual reading of tanks versus any competitor that might show up to try to displace us.  You know, so we’ve got 20,000 tanks.  I think if you added up all the tanks monitored out there, as I said, it would be I would say a couple of hundred thousand against millions and millions of tanks.  So that’s kind of the big picture about it.  It really is a greenfield effort and what we’re trying to do is bring down the cost and price points so that it’s easier for customers to make the decision to automate.  So there’s really—I think there’s a long way to go in the tank business.

Russ Silvestri:    And did you break out the gross margins on the tanks?  I may have missed that.  I know you said 12.45 ARPU but what was the cost associated?

Joe Beatty:    Yes, we didn’t break out gross margins?  Do you have that handy enough, Jonathan?

Jonathan Charak:    Yes.  The TankLink gross margins are in the mid- to high 30s for a variable margin.

Joe Beatty:    Right, so the gross would be if allocate common costs and take that down a bit.  And that of course changed a lot in the last quarter because we bought the SMARTank assets, really have a retail margin versus a wholesale margin as of this quarter, so…

Russ Silvestri:    Okay.  Thank you.

Joe Beatty:    Thanks, Russ.

Operator:    Thank you and our next question comes from the line of Pete Enderlin with MAZ Partners.  Please go ahead.

Pete Enderlin:    Thank you.  Nice results.

Joe Beatty:    Thanks, Pete.

Pete Enderlin:    When you’re talking about the account reconciliation, you mentioned a number that you’ve identified as still to be, you know, I guess weeded out of the system.  What was that number again?

Jonathan Charak:    Twenty-nine thousand.

Pete Enderlin:    Twenty-nine thousand more.

Jonathan Charak:    Correct.

Pete Enderlin:    Okay.  And is that the whole ball of wax or is that just the ones that you’ve identified—that they’ve identified so far?

Joe Beatty:    That’s all we have in hand and we think, as far as we know, that’s all that’s coming.  But what’s going on here is we’ve had a couple of waves of this from this particular customer.

Pete Enderlin:    Yes.

Joe Beatty:    And so it’s difficult to predict.  What we do, in order to get a better understanding of what the real churn rate is, is we do know when these accounts should have been terminated.  We go back in time and put those in those periods and recomputed what our real churn rate was, and, you know, that rate—you know, we look at that and I think what we’ve learned from that is the effective churn rate that we’re experiencing in reality is about 8 to 10% in Telguard.  That’s been gradually climbing and you know, we felt like it’s inevitable that we will approach a churn rate that the security industry experiences overall.  They’re these days 12 to 15% annual churn and we had the luxury of being down in the low single digits, 4 to 6% a couple of years ago, but as our base has grown, as wireless communicators have gotten more commonplace, it’s inevitable that that rate heads up towards the 12 to 15.  And again, based on the data we have, putting that customer’s churn in the proper period, I would say 8 to 10% is about what we’re experiencing now.

Pete Enderlin:    Mm-hmm.  So in effect, you were getting paid but they weren’t?  Is that the way that really was working until they figured it out?

Joe Beatty:    That’s correct.

Pete Enderlin:    And even with that, the ASP—I mean the average… ARPU was lower than your overall average?

Joe Beatty:    Correct and that’s the key point.  So that sounds like a large number of accounts and it’s more than we’d like to turn off but it is much lower revenue, much lower margin.

Pete Enderlin:    Joe, is it much lower because some of them weren’t paying and that was reflected in there or was it much lower because it was just a much older customer?

Joe Beatty:    No.  That customer is a very large customer and has the most advantageous pricing we offer.

Pete Enderlin:    Right, okay.  And then I missed another number which was the ASP for Telguard hardware.

Jonathan Charak:    One hundred and forty-one dollars.

Pete Enderlin:    One forty-one, okay.  Thanks a lot.

Joe Beatty:    All right, Pete.  Thanks.

Operator:    And ladies and gentlemen, if there are additional questions at this time, please press star, one.  As a reminder, if you are on a speaker phone, you will need to lift the handset prior to making that selection.

And our next question comes from the line of Cary Kelly with Conquest Capital.  Please go ahead.

Cary Kelly:    Thanks.  Just kind of a follow up to the last gentleman’s line of questioning; on the reconciliation project with the large customer, can you tell us what the total number of your currents accounts that customer has?  I know we’ve got 29,000 that are expected to deactivate in this next quarter but how many accounts does that leave after that?

Joe Beatty:    Yes.  We’re not going to disclose that number.  That gets a little too close competitively and probably more than that customer would care for us to reveal.  But they remain a substantial customer, both in our current base and in addition they continue to buy products from us and so they’re definitely a very major customer but I’m not going to get specific about the number in the base.

Cary Kelly:    Okay.  Okay.  Well, you know, as far as your comments that you know you think the 29,000 might be it, can you give us a sense of your confidence level in that being kind of the end of this deactivation phase?

Joe Beatty:    Yes.  Let me kind of reclarify a little bit.  The 29,000 will be it for the list we have from this customer.  We’re getting a little bit savvy about it and looking at our current [inaudible] numbers and then looking back in time at what the real numbers look like once we get these disconnections later on and I can tell you that the actual churn rate we’re experiencing right now is below what it’s going to be.  So there will probably be some additional lists in the future which is why we’re suggesting you should think about 8 to 10% as the real churn rate in our business on a run rate basis.  But it’s going to ebb and flow, I think, with this customer and how they manage their accounts, okay?

Cary Kelly:    And I guess probably, you know, given the number coming up in the next quarter, we might expect that your total subscriber base to decline slightly in the quarter.  Would you expect that to reverse itself and go back to a growth trend following that?

Joe Beatty:    I do, yes, because I think we’re in the worst part of the ebb and flow where we’ve gotten this substantial list, the largest one we had ever gotten…

Cary Kelly:    Yes.

Joe Beatty:    From this customer, and they’ve talked about how they scour their accounts and they’re really gotten pretty detailed about it which is why we’ve got so many this time.  And so when we complete this, I would expect that after this current quarter we’re in it will definitely flip back the other way.

Cary Kelly:    Okay, that sounds great.  Thank you.

Joe Beatty:    All right.

Operator:    And our next question comes from the line of Aram Fuchs with Fertilemind Capital.  Please go ahead.

Aram Fuchs:    Yes, a quick follow up on the tax issue.  Is this in response to the state budget crisis I assume.  Is that right?

Jonathan Charak:    Correct.

Joe Beatty:    Yes.

Aram Fuchs:    They’re not going to allow you to use the NOLs so you have to take an adjustment but you’re still going to be able to use them in the future, correct?

Jonathan Charak:    Correct.

Aram Fuchs:    So with the adjustment, the aggregate number will still be the same, it’s just the net present value issue.  Is that what it is?

Jonathan Charak:    Well it really comes down to our tax strategy that we’ve selected to help minimize the actual cash impact to our business.  And again, I really would rather not get into the details of that, Aram, but we’re sort of choosing not to use as many NOLs as we had thought we would use before this tax law change.  So because we’ve determined that we’re not going to use as many of those NOLs, we need to effectively put a valuation allowance or write one down to a realizable amount.  It’s more of our tax strategy that’s causing this large deferred tax provision this quarter but, again, it’s all in the name of saving actual cash dollars in the future.

Joe Beatty:    And just let me add, just because the current loss suggests that we would be able to use them again in the future, there’s a little bit of a lack of trust between the businesses in the State of Illinois and our government as to whether they’re going to actually continue to modify this in the future, so our tax strategy takes into account that, you know, they may modify again down the road.

Jonathan Charak:    Or extend the moratorium on using the NOLs.

Aram Fuchs:    Right.  I think that’s what the State of California did with their companies.  Maybe you can just talk a little bit about the dividend strategy and your uses of capital and what you think the confidence in your ability to maintain the dividend and possibly grow it while still growing the underlying business.

Joe Beatty:    Sure.  The dividend we’re committed to is $0.10 a share per quarter now, $0.40 a year.  That’s about $6 million a year in terms of the use of cash.  Our guidance this year is 8.5 to 9.5 million of non-GAAP earnings or operating cash flow.  So if we were to pick the middle of that 9 and recognize that our capex is less than a million, so we have over 8 million of cash available, utilizing 6 towards the dividend, we still produce net cash and we’ll have a build-up of net cash.  That’s kind of the basic math that gives us confidence.  Going further, you know, our percent of revenue from our recurring customers, our recurring services, is over 60%.  It’s got good margin.  It’s very sticky.  So our faith in our ability to continue to produce cash is strong.  So that all comes together and really it’s the rationale for the dividend in the first place.  I would say as any dividend-paying company I think would say, it’s certainly a goal over time to increase it, as our creation and cash generation increases as well.  So yes, we feel good about it.  We’re committed to it and we think we can afford it.

Aram Fuchs:    Okay.  And then on the tank business, can you separate the business between the US and Mexico, just how you think those markets are different and how your product strategy is different?

Joe Beatty:    Sure.  The vast majority of tanks are in the US.  There are some in Canada, some in Mexico right now, and we have started to turn a few up in other Latin American countries, and a have a lot of potential, I think in Latin America.  But for now it’s mostly a US business.  The differences between the US and Latin America, I would say is, in the US use of TankLink is very much driven by supply chain improvements, so optimizing the number and cost of deliveries of petroleum products and chemicals.  In Latin America, the driver seems to have more to do with shrinkage and so the number one fuel that we’re monitoring so far in Mexico is propane.  Propane is more of a predominant fuel down there because they don’t have as advanced of a natural gas distribution system so there are propane tanks at many homes and businesses and, as it turns out, the manual distribution method truck rolling through business districts and neighborhoods to refill those tanks, there’s been a lot of shrinkage from the drivers not filling the tanks all the way.  So that’s really been the driver so far in Mexico and Latin America.  But I think over time, supply chain optimization rationale will take hold there as well.

We feel very good.  The key for us in Latin America is a great partner, Telefonica, being our partner down there.  They are in many, many of the countries south of the border, both in Mexico, Latin America, and South America.  So it’s taken—it moves a little slower down there but we definitely see the potential and we’re going to be patient and work hard to try to develop that potential.

Aram Fuchs:    Great.  Thanks for your time then.

Joe Beatty:    Thanks, Aram.

Operator:    Thank you, and our next question comes from the line of Wolf Jaffe with RC Management.  Please go ahead.

Wolf Jaffe:    Hi, Jon.  Hi, Joe.  How are you?

Jonathan Charak:    How are you doing, Wolf?

Joe Beatty:    Great.

Wolf Jaffe:    I am well, thank you.

Jonathan Charak:    Great.

Wolf Jaffe:    I had a question about the service cost of goods.  Let’s see, in the first quarter we sold roughly 592,000 units between—I’m sorry.  We had 592,000 billable tanks plus Telguard subs and in this quarter we had less billable tanks plus Telguard subs and so I would have thought that the service cost of goods should also have gone down sequentially but it actually went up sequentially.  Has the $1.50 charge gone up?

Jonathan Charak:    Yes.  This is Jonathan.  What’s happening there, Wolf, is that we are having some one-time charges related to migrating many of our—in fact, eventually all of our subscribers from one carrier’s network to another.  We’re trying to migrate all of them.  For the first several hundred thousand we actually didn’t have a fee.  We hit a threshold where we did have a $3.00 per unit fee and we have to pay for these migrations but it’s a one-time charge and we hit the threshold and surpassed it and had a lot of those charges during this quarter.

Wolf Jaffe:    Okay.

Jonathan Charak:    There still are some units that are left and we’ll still experience some of these charges but it’s much less and it’s going to be over the next three quarters that we finish the migration process.

Wolf Jaffe:    Got you.  And that is a threshold that is either met or not met on a quarterly basis?

Jonathan Charak:    No, it was on a sum total of all of the units.  So we did the first number free of charge; we hit the threshold and all of the remaining ones then have the migration but of course…

Wolf Jaffe:    I see.

Jonathan Charak:    We only migrate each unit one time.  It just so happened that in this particular quarter we had exceeded the threshold and migrated a decent number of those units to the new network.

Wolf Jaffe:    Got you, okay.  And so should we think about that $3.00 charge remaining through the rest of the year?  Or I don’t know how long that lasts?

Jonathan Charak:    I think that we probably have in total dollar numbers around $150,000 of those charges left which will probably be taken over the next three quarters.  So that total number is much less than the number.  We had about $240,000 this quarter of those charges so…

Wolf Jaffe:    Right.

Jonathan Charak:    It was less in total than what we took this past quarter and over a greater period of time, and then that will be finished.

Wolf Jaffe:    Okay.  Okay, great.  Thanks so much.

Joe Beatty:    Thanks, Wolf.

Operator:    And Management, I have no further questions in the queue.  I would like to hand it back for any further remarks.

Joe Beatty:    Thanks, Josh.  I just want to say thanks to everyone for the interest.  We feel good about the business and we look forward to keeping you updated over time.  Thanks a lot.

Operator:    And ladies and gentlemen, that does conclude our conference for today.  We would like to thank you for your participation and you may now disconnect.

END